Exhibit 8.1

November 2, 2012

GFI Software S.A.

7A, rue Robert Stümper

L-2557 Luxembourg

Re:          GFI Software S.A. — F-1 Registration Statement — Taxation — Material U.S. Federal
Income Tax Consequences

Ladies and Gentlemen:

We have acted as U.S. counsel to GFI Software S.A., a joint stock company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), in connection with the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act), on Form F-1 with the Securities and Exchange Commission (the “Registration Statement”) registering common shares issued by the Company.

In connection with our opinion, we have examined the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below.  In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness and authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as certified, conformed or photostatic, facsimile or electronic copies thereof and the legal capacity of all natural persons in each case.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered the applicable provisions and legislative history of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial and administrative pronouncements, in each case as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.  Such change could affect any of the conclusions set forth herein.  Moreover, our opinion is not binding on the Internal Revenue Service or a court and there can be no assurance that any opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, although the discussion in the Registration Statement under the heading “Taxation — Material U.S. Federal Income Tax Consequences” does not purport to discuss all possible U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common shares, we hereby confirm that the statements of law (including the qualifications thereto) under such heading represent our opinion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common shares, subject to certain assumptions expressly described in the Registration Statement under such heading.  However, we express no opinion with respect to the passive foreign investment company (“PFIC”) status of the Company for the current taxable year or the Company’s expectation with respect to PFIC status.

We express no opinion, except as expressly set forth above.  We disclaim any undertaking to advise the Company of any subsequent changes in the facts stated or assumed herein or subsequent changes in applicable law.  Any changes in the facts set forth or assumed herein may affect the conclusions stated herein.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP